Exhibit 10.1

January 31 , 2023

Tribal Rides International Corp.

26060 Acero

Mission Viejo, CA 92691

VIA ELECTRONIC MAIL

Re: Modification- Extension of Maturity Date

Dear Sirs:

Reference is made to that certain Securities Purchase Agreement, dated November 10, 2021 (the "Purchase Agreement"), between Tribal Rides International Corp. (the "Company") and AJB Capital Investments, LLC (the "Purchaser"; and, together with the Company, the "Parties"). Defined te1ms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, including the Modification Fee Shares (as described below), the receipt and adequacy of which are hereby acknowledged, the Purchaser consents to extend the maturity date of the Purchaser's Note to August 10, 2023 (the "One-time Modification") and the Parties confirm and acknowledge that monthly interest payments under the Purchaser's Note shall continue at the rate of twelve (12%) percent per annum and payments shall be made by the fifth (5th) day of each month during the term of the Purchaser's Note. The Purchaser also consents to extend the date that the Company is required to register the 600,000 previously-issued modification fee shares in the Company's next registration statement, which shall be (i) filed with the Securities and Exchange Commission no later than August 10, 2023 and (ii) declared effective no later than October 31, 2023.

In consideration for the foregoing One-time Modification, no later than ten (10) Business Days following the date of the execution and delivery of this Letter Agreement by both Parties, the Company shall issue to Purchaser 1,000,000 restricted shares of the Company's Common Stock at a price per share of $0.11 (the "Modification Fee Shares," which shares shall have no adjustment rights). The Company shall instruct its transfer agent (the "Transfer Agent") to issue a certificate or book entry statement representing the Modification Fee Shares, issuable to the Purchaser immediately upon the Company's execution of this letter agreement (the "Letter Agreement") and shall cause its Transfer Agent to deliver such certificates or book entry statements to Purchaser. The Purchaser shall never be in possession of an amount of Common Stock greater than 4.99% of the issued and outstanding Common Stock of the Company; provided, however, that this ownership restriction described in this paragraph may be waived by Purchaser, in whole or in part, upon 61 days' prior written notice. In the event such certificates or book entry statement representing the Modification Fee Shares issuable hereunder shall not be delivered to the Purchaser (unless they cannot be issued due to the 4.99% limitation), it shall be an immediate default under Section 3.2 of the Purchaser Note and the other Transaction Documents. The Modification Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company's Common Stock. The Modification Fee Shares shall be deemed fully earned as of the date hereof. The Company shall register the Modification Fee Shares in the Company's next registration statement, which shall be (i) filed with the Securities and Exchange Commission no later than August 10, 2023 and (ii) declared effective no later than October 31, 2023.

The One-time Modification set forth in this letter constitutes a one-time extension in the Purchaser's Note maturity date and extension of the registration of previously-issued modification fee shares and is limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder and all terms and conditions of the Transaction Documents remain in full force and effect, including, without limitation, the Company's obligations under Section 4(o) of the Purchase Agreement.

1

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB Capital Investments, LLC

By:	/s/ Ari Blaine
Name:	Ari Blaine
Title:	Partner

Acknowledged and Agreed:

Tribal Rides International Corp.

By:	/s/ Joseph Grimes
Name:	Joseph Grimes
Title:	CEO

2